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                                                                      EXHIBIT 21

                 SUBSIDIARIES OF DREYER'S GRAND ICE CREAM, INC.



Name                                                        Jurisdiction
----                                                        ------------
Cherokee Cream Company, Inc.                                 California

Edy's Grand Ice Cream                                        California

Edy's of Illinois, Inc. (1)                                  Illinois

Dreyer's International, Inc.                                 U.S. Virgin Islands

Grand Soft Capital Company                                   California

Grand Soft Equipment Company                                 Kentucky

Portofino Company                                            California

Sunbelt Distributors, Inc. (2)                               Texas

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(1)     Subsidiary of Edy's Grand Ice Cream

(2)     Subsidiary of Cherokee Cream Company, Inc.